Subscription Agreement

Medisafe 1 Technologies Corp

The Undersigned hereby subscribes for:

100,000 shares of Common Stock ($.0001par value) (the “Common Stock”) of The Medisafe 1 Technologies Corp ( the “Company”) at $0.025 per Share pursuant to receiving a copy of the registration statement filed under Form S1 of the Securities Act of 1933, as amended (the “Act”) and the prospectus contained therein, the undersigned acknowledges that he fully understands that (i) the Company is a start-up company and has not yet generated revenue; (ii) following completion of its current financing (assuming 4,000,000 shares are sold), the Company will have 10,000,000 shares of Common Stock issued and outstanding; and (iii) the Shares are being offered pursuant to registration under Form S1 of the Securities Act of 1933, as amended (the “Act”) and the prospectus contained therein. It is further acknowledged that the Undersigned: (i) has received a copy of the prospectus (hardcopy or electronically); (ii) is not relying upon any representations other than those contained in the prospectus; and (iii) has had access to the Company’s officers and directors for purposes of obtaining any information requested by the Undersigned. Purchaser further confirms that either Mr. Jacob Elhadad  or Mr. Yisrael Gottlieb , has solicited him/her/it to purchase the shares of Common Stock of the Company and no other person participated in such solicitation other than Mr Jacob Elhadad  or Mr. Yisrael Gottlieb , who are officers and directors of the Company ..

Payment of $2,500 (or 9,500 NIS ) as payment in full of the purchase price will be made via check directly to Medisafe 1 Technologies Corp  and mailed to the company ,5A Hataltan Street , Jerusalem, Israel 96926.

The Undersign represents that he has the financial and business acumen to properly evaluate the risks and merits of this investment.

Assumption of Risks:            The undersigned has read the risk factors as stated in the Company’s Form S1 and can bear the full economic risk of this investment, including the possible total loss thereof. Further, the undersigned acknowledges that this investment is currently illiquid and may continue as such for an indeterminate period of time.

If this subscription is rejected by the Company, in whole or in part, for any reason, all funds will be returned, without interest or deduction of any kind, within twelve business days of such rejection.

Purchaser Information:

Printed Name:

Signature;

Date:

Address:

the foregoing Subscription is hereby accepted in full on behalf of  Medisafe 1 Technologies Corp

Date ____________________________________.

Medisafe 1 Technologies Corp

By:

Jacob Elhadad